EXHIBIT 99.1

Summer Infant Reports Second Quarter Results

4% Revenue Growth and $0.03 EPS as Strategic Measures Take Hold

WOONSOCKET, R.I., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal second quarter ended July 1, 2017.

“As expected, the steps we’ve taken this past year to streamline and focus the Company are beginning to bear fruit,” said Mark Messner, President and CEO. “Second quarter revenue rose 4% to $52.6 million – the highest level in two years – and we posted EPS of $0.03, reflecting sound operating discipline and increased demand for many seasonal products. Overall gross margins also expanded to 32.9%, as we continued our relentless drive towards bringing new products to market and better managing our channel partnerships. Even in a tough industry environment, Summer Infant has proven that product innovation, streamlined operations, and dedication to our customers can result in positive, improving financial results.”

Second Quarter Results

Net sales for the three months ended July 1, 2017 were $52.6 million compared with $50.6 million for the three months ended July 2, 2016. Revenue rose primarily due to higher safety and gear product sales, including seasonal merchandise, partially offset by a decrease in monitor sales.

Gross profit for the second quarter of 2017 was $17.3 million compared with $16.2 million for the second quarter of 2016, and gross margin was 32.9% in fiscal 2017 versus 32.0% in the prior year, reflecting reduced program costs. Selling expenses rose slightly to $4.2 million in the second quarter of 2017 versus $3.9 million in the second quarter of 2016, primarily due to increased consumer advertising. General and administrative expenses (G&A) were $10.3 million in fiscal 2017 versus $10.0 million in 2016, with the year-over-year increase primarily due to $0.5 million of additional compensation expense under the Company’s annual incentive plan. G&A as a percent of sales declined to 19.5% from 19.7% in the prior year period. Interest expense was $0.7 million in the second quarter of 2017 versus $0.6 million last year.

The Company reported net income of $0.5 million, or $0.03 per share, in the second quarter of 2017 compared with net income of $0.3 million, or $0.01 per share, in the second quarter of 2016. Adjusted EBITDA for the second quarter was $3.5 million versus $3.7 million for the second quarter of 2016. Adjusted EBITDA for the second quarter of 2017 included $0.5 million in bank permitted add-back charges compared with $1.3 million for the second quarter of 2016.

Adjusted EBITDA is a non-GAAP metric. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of July 1, 2017, Summer Infant had approximately $1.4 million of cash and $45.7 million of debt compared with $1.0 million of cash and $46.9 million of debt on December 31, 2016. Inventory as of July 1, 2017 was $37.6 million compared with $36.1 million as of December 31, 2016.

Trade receivables at the end of the second quarter were $36.6 million compared with $34.1 million as of December 31, 2016. Accounts payable and accrued expenses were $41.1 million as of July 1, 2017 compared with $38.4 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 3, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Non-GAAP adjusted net income/loss and adjusted earnings/loss per share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements and comply with the financial covenants of its loan agreements.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding future operating performance and the impact of its brand strategy for 2017 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net sales	$52,579	$50,575	$99,919	$100,245
Cost of goods sold	35,263	34,374	67,314	68,318
Gross profit	$17,316	$16,201	$32,605	$31,927
General and administrative expenses(1)	10,252	9,981	19,524	20,734
Selling expense	4,220	3,901	8,131	7,817
Depreciation and amortization	1,041	1,160	2,097	2,316
Operating income	$1,803	$1,159	$2,853	$1,060
Interest expense	734	628	1,458	1,268
Income/(loss) before taxes	$1,069	$531	$1,395	$(208)
Income tax provision/(benefit)	528	275	684	(131)
Net income/(loss)	$541	$256	$711	$(77)
Income/(loss) per diluted share	$0.03	$0.01	$0.04	$(0.00)

Shares used in fully diluted EPS	18,600,949	18,421,955	18,599,899	18,403,852

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$541	$256	$711	$(77)
Plus: interest expense	734	628	1,458	1,268
Plus: provision/(benefit) for income taxes	528	275	684	(131)
Plus: depreciation and amortization	1,041	1,160	2,097	2,316
Plus: non-cash stock based compensation expense	189	91	274	218
Plus: permitted add-backs (a)	456	1,327	625	3,311
Adjusted EBITDA (Non-GAAP)	$3,489	$3,737	$5,849	$6,905

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$541	$256	$711	$(77)
Plus: permitted add-backs(a)	456	1,327	625	3,311
Tax impact of items impacting comparability(b)	(160)	(465)	(219)	(1,159)
Adjusted Net income (Non-GAAP)	$837	$1,118	$1,117	$2,075
Adjusted Earnings per diluted share (Non-GAAP)	$0.05	$0.06	$0.06	$0.11

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended July 1, 2017 include special projects $186 ($65 tax impact), severance related costs $136 ($48 tax impact), board fees $99 ($35 tax impact) and restructuring fees $35 ($12 tax impact). Permitted add-backs for the three months ended July 2, 2016 include special projects, primarily litigation fees $838 ($293 tax impact), excess production costs $350 ($123 tax impact) and board fees $139 ($49 tax impact). Permitted add-backs for the six months ended July 1, 2017 include severance related costs $463 ($162 tax impact), board fees $187 ($65 tax impact), restructuring fees $125 ($44 tax impact), less a credit to special projects, primarily litigation fees ($150) ($52 tax impact). Permitted add-backs for the six months ended July 2, 2016 include special projects, primarily litigation fees $2,276 ($797 tax impact), excess production costs $445 ($156 tax impact), board fees $267 ($93 tax impact), restructuring costs $224 ($78 tax impact), and severance related costs $99 ($35 tax impact). For comparison purposes, the permitted add-backs for the three month and six month periods ended July 2, 2016 have been restated to conform to the definition of Adjusted EBITDA as set forth in the Company's credit facility as amended in February 2017.

(b) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	July 1, 2017	December 31, 2016
	(unaudited)

Cash and cash equivalents	$1,414	$999
Trade receivables, net	36,574	34,137
Inventory, net	37,638	36,140
Property and equipment, net	9,539	9,965
Intangible assets, net	14,429	14,813
Other assets	4,922	5,683
Total assets	$104,516	$101,737

Accounts payable	$30,291	$30,684
Accrued expenses	10,759	7,757
Current portion of long-term debt	4,500	4,500
Long term debt, less current portion (1)	40,037	41,206
Other long term liabilities	2,790	2,770
Total liabilities	88,377	86,917

Total stockholders’ equity	16,139	14,820
Total liabilities and stockholders’ equity	$104,516	$101,737

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees.  As a result, reported long term debt is reduced by $1,242 and $1,138 of unamortized financing fees in the periods ending December 31, 2016 and July 1, 2017, respectively.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com